Exhibit 5

K&L GATES LLP HEARST TOWER 47TH FLOOR 214 NORTH TRYON STREET CHARLOTTE, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

July 23, 2015

Exact Sciences Corporation

5601 Research Park Drive

Madison, Wisconsin 53711

Ladies and Gentlemen:

We have acted as special counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 7,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, pursuant to the Underwriting Agreement dated July 20, 2015 (the “Underwriting Agreement”) by and among the Company, and Jefferies LLC and Robert W. Baird Co. Incorporated, as representatives of the several underwriters named therein.  In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”), on July 20, 2015, a Registration Statement on Form S-3 (Registration No. 333-205751) (the “Registration Statement”), including a preliminary prospectus supplement dated July 20, 2015 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated July 21, 2015 (the “Final Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares.  For purposes of rendering that opinion, we have examined the Registration Statement, the Underwriting Agreement, the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated By-laws, the Company’s stock ledger and the corporate action of the Company’s Board of Directors which provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.  For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine.  We have further assumed the legal capacity of natural persons.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”) and reported judicial decisions interpreting the DGCL.

Exact Sciences Corporation

July 23, 2015

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Final Prospectus and the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5 to the Company’s Current Report on Form 8-K dated July 23, 2015 and its incorporation by reference in the Registration Statement.  We also consent to the reference to our Firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP